PROMISSORY NOTE

$ 100,000.00 Date March 29, 2010

Sixty (60) days after the above date, for value received, Crownbutte Wind Power, Inc. promises to pay to the order of David L. Cohen the sum of one hundred thousand dollars ($ 100,000.00), together with interest at 0%_ percent per annum, payable at June 7, 2010. In lieu of interest, the undersigned will issue two hundred fifty thousand (250,000) shares of Crownbutte Wind Power, Inc. common stock.

In case suit or collection proceedings shall be brought for the collection of this Note, Crownbutte Wind Power, Inc. agrees to pay reasonable attorney fees and court costs for making such collection, and also agrees to waive demand, notice of non-payment, and protest. Late payments, if any, to bear interest from maturity at 0% percent per annum.

Timothy H. Simons, CEO
Crownbutte Wind Power, Inc.